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                                  Exhibit (1)
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Resolution of the Board of Directors of AUSA Life Insurance Company, Inc.
authorizing the establishment of the AUSA Endeavor Target Account.
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                                 CERTIFICATION
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            I, Craig D. Vermie, being the duly constituted Secretary of AUSA
Life Insurance Company, Inc., a New York corporation, hereby certify that the following is a true and correct copy of a resolution adopted by the Board of Directors of said corporation at a meeting held on March 24, 1998, and that said resolution is still in full force and effect.

            RESOLVED, that the officer of the Company be and they hereby are authorized to establish the "AUSA Endeavor Target Account", a managed separate account for the purpose of selling approved variable insurance contracts;

            BE IT FURTHER RESOLVED, that the officers of this company be and they hereby are authorized and instructed to take any and all actions necessary in order to carry out the powers hereby conferred, including but not limited to, the filing of any registration statements and amendments thereto with the Securities and Exchange Commission, execution of any and all required underwriting agreement, state regulatory filings, Blue Sky filings, policy filings, and to execute any and all other documents that may be required by any Federal, state or local regulatory agency in order to operate the managed separate account.


            Dated at Cedar Rapids, Iowa, this 27th day of August, 1998.


            [SEAL]

                                            BY: /s/ Craig D. Vermie
                                                --------------------------------
                                                CRAIG D. VERMIE